FinancialContent Raises $1 Million in Funding for Operations and
StreetIQ.com

SOUTH SAN FRANCISCO - Market Wire - February 17, 2006 - FinancialContent, Inc. (OTCBB: FCON), a leading provider of financial data and business applications to online media and financial services companies worldwide, today announced that it is raising $1 million to expand its operations and to grow the StreetIQ.com podcasting and directory service.

FinancialContent has entered into a note and warrant purchase agreement with an institutional investor for the sale of a $1 million secured convertible note. Within thirty days, the company plans to file a registration statement to register for sale the shares issuable under the terms of the agreement. The company has already received the first tranche of the funding in the amount of $350,000 and shall receive $350,000 upon the filing of the registration statement and $300,000 upon it being declared effective.

"We are very excited about the funding since it will provide us with the resources to expand the development, sales and marketing of our flagship FinancialContent product and the growth of StreetIQ.com," said Wing Yu, CEO of FinancialContent.

A pioneer in online content integration, FinancialContent, Inc. is one of the industry's leading content solution providers offering a full suite of financial data deployable through an interactive online platform. FinancialContent's flagship product Studio 3.5 is winning rave reviews for the software's ease of use and speed of deployment. For more information about Studio 3.5 and FinancialContent's complete suite of financial data products, please contact info@financialcontent.com.

About FinancialContent, Inc.

FinancialContent is a leading content solution provider specializing in the integration and delivery of financial data and tools into web sites, corporate intranets and print media. The Company's mission is to empower its clients with the ability to customize and manage their own deployments. With over 400 deployments worldwide, FinancialContent is rapidly growing its client base to include banks, brokerages, credit unions, and application service providers, as well as diversified media businesses and Fortune 500 companies. For more information, please visit http://www.financialcontent.com. FinancialContent is publicly traded on the over-the-counter market under the ticker symbol FCON.

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. While these statements are meant to convey to the public the company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. While management believes such representation to be true and accurate based on the information available to the company, actual results may differ materially from those described. The company's operations and business prospects are always subject to risks and uncertainties. Important facts that may cause actual results to differ are set forth in FinancialContent, Inc.'s periodic filings with the U.S. Securities and Exchange Commission.

Contacts:

Dave Neville
ir@financialcontent.com